Exhibit 99.1

GUERNSEY’S

108 East 73rd Street

New York, NY

Rubenstein Public Relations

Contact: Dara Busch, Tel: (212) 843-8079

dbusch@rubensteinpr.com

Premier Exhibition’s Inc./RMS Titanic, Inc.

Contact: Katherine Seymour, Tel: (404) 842-2675

kseymour@prxi.com

FOR IMMEDIATE RELEASE

UNPRECEDENTED AUCTION TO INCLUDE THE COMPLETE

COLLECTION OF ARTIFACTS RECOVERED FROM THE WRECK SITE OF

RMS TITANIC TO TAKE PLACE 100 YEARS AFTER THE SHIP’S MAIDEN

VOYAGE, APRIL 11, 2012

More Than 5,000 Items from the Ocean Floor to be Sold as One Collection

New York, New York—January 5, 2012—On April 11, 2012, precisely one hundred years on the anniversary of Titanic’s maiden voyage, there will be an unprecedented auction of artifacts recovered from the wreck site of the legendary ocean liner, and related intellectual property and intangibles. Guernsey’s will be offering all of the assets and rights of RMS Titanic, Inc., a division of Premier Exhibitions, Inc. (NASDAQ: PRXI), which for 18 years has served as steward and salvor-in-possession of Titanic and its wreck site. These assets include the complete collection of more than 5,000 artifacts, as well as other extraordinary intangible assets, in the first and only sale of objects that have been recovered from the wreck site of Titanic two and a half miles below the ocean’s surface.

Consisting of items owned by RMS Titanic, Inc. and recovered from the Titanic wreck site, the auction will comprise all of the artifacts to be sold as one single collection. The sale is subject to certain covenants and conditions to ensure the collection will be properly maintained and available for public display.

Also included in the sale are important archeological assets created by RMS Titanic, Inc. on the eight research and recovery missions it has conducted at the Titanic site more than 12,000 feet below the ocean surface. These assets include, among other things, video of the dives, 3-D images of the ship, and the first and only comprehensive survey map of the wreck site. The purchaser may also have the opportunity to assume the role of steward of the Titanic, to protect and preserve the wreck site for future generations.

The property being sold is already being viewed as one of the most significant bodies of material ever to be offered at auction.

RMS Titanic, Inc. and Guernsey’s will host a media-only preview to announce this historic sale and showcase part of the collection, Thursday, January 5th at 11 A.M. aboard the Intrepid Sea, Air & Space Museum, docked barely a mile from the very site Titanic was due to arrive had it completed its maiden voyage to New York City.

In accordance with its longstanding commitment to protect and preserve the Titanic, Premier Exhibitions intends to direct a portion of the proceeds generated by the sale to the Titanic Preservation Trust, an endowment fund created by the company for future conservation and maintenance of the artifacts removed from the wreck site.

News of the discovery of the wreckage of Titanic thrilled the world. After years of failed attempts, in 1985 a combined American and French team located the great ship resting two and a half miles beneath the frigid waters far off the coast of Nova Scotia. Two years later, the first efforts to thoroughly research and photograph the site were initiated. Using the most sophisticated manned-submersible in existence at the time, it was on this expedition that the initial artifacts were recovered from the ocean floor. Over the next 25 years, seven additional research and recovery expeditions produced more than 5,000 artifacts, in addition to an extensive and unprecedented array of still and video imagery of the ship, wreck site, and recovery efforts. These artifacts have undergone an extensive and meticulous conservation effort ever since. The importance of this collection is reflected in a 2007 appraisal in which the artifacts and certain elements of RMS Titanic, Inc’s intellectual property, also a part of this auction, were valued at $189 million.

More than 25 million visitors worldwide have viewed a sampling of Titanic’s artifacts at Titanic: The Artifact Exhibition, a blockbuster experience that takes an individual on a chronological journey of life on board the iconic ship. These touring and permanent international exhibitions will appear in Singapore, San Diego, Detroit, Kansas City, Las Vegas, Orlando and elsewhere in 2012 and beyond.

As one might imagine, the recovery effort demanded state-of-the-art technology to safely transport Titanic’s fragile treasures to the conservators, archivists, scientists and historians waiting on the surface. The range of recovered items is nothing short of extraordinary. Small personal effects such as a hair pin, pipe, mesh purse, sheet music and eyeglasses were safely recovered, as was the enormous 17-ton portion of the ship’s hull that has come to be known simply as “The Big Piece.” A classic bronze cherub that once adorned the Grand Staircase, and the ship’s steering wheel stand, both part of the stunning collection, are classic reminders of Titanic’s grandeur and tragedy.

RMS Titanic, Inc. led its eighth mission to Titanic in 2010, and this mission is widely regarded as one of the most important archeological and scientific expeditions of its kind. Having assembled a consortium of the world’s leading research organizations, including Woods Hole Oceanographic Institution, the National Oceanic and Atmospheric Administration (N.O.A.A.), The National Park Service, The Waitt Institute, and the Institute of Nautical Archeology, the expedition utilized the most advanced sonar and optical imaging systems available today. In doing so, RMS Titanic, Inc. and its partners created the first comprehensive map of the Titanic wreck site, definitively identifying the site boundaries and imaging all of the ship’s features and artifacts within those boundaries. In addition, this technology allowed the consortium to create the first-ever complete images of the bow and stern sections of the ship.

Mark Sellers, Chairman of Premier Exhibitions, Inc. and RMS Titanic, Inc., said, “Titanic is slowly being consumed by iron-eating microbes on the sea floor and, at some point in the not-too-distant future, it will be only a memory. Many of the artifacts we’ve brought up from the site would have disintegrated and been lost forever had this company not risked life and limb, and spent millions of dollars and countless hours to raise and rehabilitate them using cutting-edge conservation techniques. We are proud of what we have accomplished as salvor-in-possession of the wreck site and we believe we have faithfully honored the legacy of those who were lost. After all of these efforts, we have determined that the time has come for us to transfer ownership of this collection to a steward who is able to continue our efforts and will preserve and honor her legacy.”

Prospective auction bidders must be pre-qualified and agree to comply with all covenants and conditions attached to the collection. Those wishing further details should contact Guernsey’s, the auction house selected by RMS Titanic, Inc. and Premier Exhibitions for this unprecedented offering, at 212-794-2280.

About Guernsey’s

Guernsey’s Auction House, known for such extraordinary events as the John F. Kennedy, Elvis Presley, The Beatles, Mickey Mantle and Princess Diana auctions also produced the world’s largest auction, the sale of the contents of the ocean liner SS United States. Although all are invited to attend the Titanic Auction which undoubtedly will be an extraordinary event, interested bidders are urged to contact Arlan Ettinger, president of Guernsey’s, at 1-212-794-2280 or aettinger@guernseys.com.

About RMS Titanic, Inc., a wholly owned subsidiary of Premier Exhibitions, Inc.

RMS Titanic, Inc., a wholly owned subsidiary of Premier Exhibitions, Inc., is the only company permitted by law to recover objects from the wreck of Titanic. The Company was granted salvor-in-possession rights to the wreck of Titanic by the United States District Court for the Eastern District of Virginia, Norfolk Division in 1994 and has conducted eight research and recovery expeditions to Titanic recovering more than 5,000 artifacts. In the summer of 2010, RMS Titanic, Inc. conducted a ground-breaking expedition to Titanic 25 years after its discovery, to undertake innovative 3D video recording, data gathering and other technical measures so as to virtually raise Titanic, preserving the legacy of the ship for all time.

About Premier Exhibitions, Inc.

Premier Exhibitions, Inc. (NASDAQ: PRXI), located in Atlanta, Georgia, is a leading presenter of museum quality exhibitions throughout the world. Premier is a recognized leader in developing and displaying unique exhibitions for education and entertainment including “Titanic: The Artifact Exhibition,” “Dialog in the Dark,” and others. Additional information about Premier Exhibitions, Inc. is available at the Company’s web site www.prxi.com.

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